Exhibit 10.1

3333 Susan Street Costa Mesa, CA 92626	T (714) 662-5600 F (714) 241-0792	emulex.com

September 19, 2013

Michael J. Rockenbach

3333 Susan Street

Costa Mesa, CA 92626

Dear Mike:

This letter agreement (this “Agreement”), effective September 19, 2013 (the “Effective Date”), is intended to memorialize our understanding regarding the transition of your role with Emulex Corporation (“Emulex”), and your severance benefits in the event of a qualifying termination of your employment with Emulex during or upon the completion of that period of transition. Accordingly, we agree as follows:

1.	Transition Period. You will remain employed by Emulex on a full-time basis as Executive Vice President, Chief Financial Officer and Secretary of Emulex through December 31, 2013 or such other date as may be mutually agreed between you and the Company (the “Transition End Date” and the period from the Effective Date through the Transition End Date, the “Transition Period”). Your responsibilities during the Transition Period will be those specified by the Chief Executive Officer of Emulex (the “CEO”), and will include, but not be limited to, functions and services related to the transition of your current role with Emulex (collectively, the “Responsibilities”). You agree that, during the Transition Period, you will: (a) devote your full business efforts and time to Emulex; (b) not engage in any other employment, consulting or other business activity or service without the prior written approval of the CEO; and (c) not engage in any other activities that conflict with your obligations to Emulex. You agree that, at the end of the Transition Period, you will resign from all offices with all affiliates of Emulex, and sign and execute all documents provided by Emulex to you to effectuate such resignations.

2.	Termination of Employment. Subject to your satisfactory performance of the Responsibilities during the Transition Period, if, on or before the Transition End Date, your employment with Emulex is terminated by Emulex without Cause (as defined in that certain Key Employee Retention Agreement between you and Emulex, effective as of January 1, 2013 (the “KERA”)) during a Change in Control Period (as defined in the KERA), then you will be eligible to receive the same severance payments and benefits (including, without limitation, equity award vesting acceleration) that you would otherwise have been eligible to receive pursuant to the KERA, subject to all of the same terms and conditions of the KERA that would otherwise have been applicable to your receipt of payments or benefits under the KERA in the event of a Termination Event (as defined in the KERA) during the Change in Control Period (as defined in the KERA); provided, however, that the equity acceleration contemplated by Section 5 of the KERA will be subject to the same treatment as provided under the relevant agreement entered into by Emulex that results in the occurrence of the Change in Control Period.

Michael J. Rockenbach

September 19, 2013

3.	KERA. Except as set forth in Section 2 of this Agreement, the KERA will be deemed to be terminated as of the Effective Date and no payments or benefits will be payable pursuant to the KERA on or after the Effective Date.

4.	Entire Agreement. This Agreement constitutes the entire agreement between you and Emulex with respect to the subject matter hereof, and (except for the KERA, to the extent contemplated by Section 3 of this Agreement) supersedes all prior agreements and understandings relating to the subject matter hereof.

5.	General Provisions.

Governing Law. This Agreement will be governed by and construed and enforced according to the laws of the State of California, without regard to conflicts of laws principles thereof.

Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by both parties to this Agreement.

Assignment. Except as otherwise provided herein or by applicable law: (a) none of your rights or interests under this Agreement will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner; (b) no attempted assignment or transfer thereof will be effective; and (c) none of your rights or interests under this Agreement will be liable for, or subject to, any of your obligations or liabilities.

Headings & Counterparts. This Agreement’s headings and captions are provided for reference and convenience only, will not be considered part of this Agreement, and will not be employed in the construction of this Agreement. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Cordially,

/s/ Jeffrey W. Benck
Jeffrey W. Benck
President and Chief Executive Officer

Michael J. Rockenbach

September 19, 2013

Accepted and Agreed to:

MICHAEL ROCKENBACH

By:	/s/ Michael Rockenbach

Date:	September 19, 2013